 Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Chanticleer Holdings, Inc. of our report dated December 4, 2012, with respect to our audit of the combined balance sheet and the related combined statements of operations, changes in equity and cash flows of South African Subsidiaries of Chanticleer Holdings, Inc. as of December 31, 2011 and for the period from October 1, 2011 through December 31, 2011, appearing in the Annual Report on Form 10-K of Chanticleer Holdings, Inc. for the year ended December 31, 2012.

/s/ Marcum LLP

New York, NY

February 4, 2014